Exhibit 4.6

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of May 23, 2011 (the “Supplemental Indenture”), is by and between GCI, Inc., an Alaska corporation (the “Company”), and Union Bank, N.A. (as successor to The Bank of New York), as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have previously become parties to an Indenture, dated as of February 17, 2004 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 7.25% Senior Notes due 2014 (the “Notes”);

WHEREAS, the Company proposes to amend the Indenture and the Notes as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.2 of the Indenture, the Company and the Trustee may amend or supplement the Indenture and the Notes as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in principal amount of the outstanding Notes not owned by the Company or its affiliates (the “Requisite Holders”);

WHEREAS, the Company has obtained the consent of the Requisite Holders pursuant to the Offer to Purchase and Consent Solicitation Statement, dated May 9, 2011 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company has done all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with the terms of the Indenture and has satisfied all other conditions required under Article IX of the Indenture; and

WHEREAS, pursuant to Section 9.6, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Company agrees with the Trustee as follows:

ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1           Definitions.  Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Indenture.

1.2           Effect of Headings.  The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.

1.3           Separability Clause.  In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

1.4           Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

1.5           Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.6           Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

1.7           Reference to and Effect on the Indenture.

(a)           On and after the Operative Date (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b)           Except as specifically amended by this Supplemental Indenture on the Operative Date, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

1.8           Counterparts.  This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

ARTICLE II
AMENDMENTS TO THE INDENTURE

2.1           Amendment to Indenture and Notes.  This Supplemental Indenture will become effective on the date (the “Operative Date”) on which Notes accepted for purchase by the Company pursuant to the tender offer described in the Consent Solicitation Statement represent at least a majority in principal amount of Notes (not owned by the Company or its affiliates) that were outstanding immediately prior to such tender offer.  Effective as of the Operative Date, the Supplemental Indenture hereby amends the Indenture and Notes as provided for herein.

2.2           Deletion of Certain Provisions.

(a)           As of the Operative Date, the following sections and articles of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”, and any and all references to such sections and articles and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect: Section 3.9, Section 3.10, Section 4.2, Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14, Section 4.15, Section 4.16, Section 4.17, Section 4.18, Section 4.19, Section 4.20, Section 4.21, Section 4.22 and Article V.

(b)           As of the Operative Date, each of clauses (3), (4) and (7) of Section 6.1 are hereby deleted in their entirety and, in the case of each such clause, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

2.3           Other Amendments to the Indenture.  All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 2.2 of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.2 of this Supplemental Indenture are hereby deleted.  All cross-references in the Indenture to sections and clauses deleted by Section 2.2 of this Supplemental Indenture shall also be deleted in their entirety.

ARTICLE III
AMENDMENT TO THE NOTES

The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2.2 and 2.3 hereof.  Upon the Operative Date, such provisions from the Notes shall be deemed deleted or amended as applicable.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed effective as of the date first written above.

                              GCI, INC.,
                              as the Company

                            By:  /s/ Bruce L. Broquet
                                  Bruce L. Broquet
                                    Vice President, Finance

                                UNION BANK, N.A.,
                              as the Trustee

                             By: /s/ Patricia Phillips-Coward
                                                                                                                       Name: Patricia Phillips-Coward
                                                                                                                          Title: Vice President